FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-227081-04

From:	Cs Sp Syndicate (CREDIT SUISSE SECURI) At: 11/13/19 11:54:59
Subject:	** NEW ISSUE CMBS ANNOUNCEMENT ** CSAIL 2019-C18 ** PUBLIC CMBS **

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2019-C18

JOINT BOOKRUNNERS:	Credit Suisse, Société Générale, UBS Securities LLC
CO-MANAGER:	Academy Securities, CIBC World Markets

CLS	F/K/S	Size($MM)	WAL	P.WIN	C/E%	LTV%	DY%
A-1	AAA/AAA/AAA	24.263	2.81	1-58	30.000	44.8	15.1
A-2	AAA/AAA/AAA	62.781	4.90	58-59	30.000	44.8	15.1
A-3*	AAA/AAA/AAA	162.996	9.80	115-118	30.000	44.8	15.1
A-4*	AAA/AAA/AAA	177.410	9.92	118-119	30.000	44.8	15.1
A-SB	AAA/AAA/AAA	34.983	7.38	59-115	30.000	44.8	15.1
A-S	AAA/AAA)/AA+	50.372	9.93	119-119	22.375	49.6	13.6
B	AA-/AA+/AA-	31.379	9.93	119-119	17.625	52.7	12.8
C	A-/A+/A-	30.553	9.93	119-119	13.000	55.6	12.2

* Sizes, WALs and principal windows are subject to change as detailed in the attached Term Sheet.

* Expected Settle  :  12/12/19 * Format  :  SEC-registered

* First Pay Date  :  1/15/20 * Min Denoms  :  $10k by $1

* Expected Ratings  :  F/K/S * ERISA  :  Yes

* Ticker  :  CSAIL 2019-C18 * Timing  :  Price Next Week

THIRD PARTY PASSWORDS:

Bloomberg CSAIL 2019-C18 [ ]

Trepp CSAIL 2019-C18 [ ]

Intex CSI19C18 [ ]

SPONSORS AND LOAN SELLERS:

Column Financial  31.3%

UBS AG  26.1%

Rialto Real Estate Fund III – Debt, LP  15.2%

CIBC Inc.  14.1%

Societe Generale Financial Corporation  13.3%

Roadshow schedule is below. Please contact the desk to RSVP.

DATE	TIME	ADDRESS
Thurs. 11/14	8:00	HARTFORD BREAKFAST | Max Downtown, 185 Asylum St.
Thurs. 11/14	12:00	BOSTON LUNCH | Credit Suisse Office, 1 Federal St.
Fri. 11/15	8:00	DES MOINES BREAKFAST | Des Lux Hotel, 800 Locust St.
Fri. 11/15	1:00	MINNEAPOLIS LUNCH | Grand Hotel, 615 2nd Ave South

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, the underwriters or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-221-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-227081) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. The securities may not be suitable for all investors.

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